Contact:          Dennis Lakomy                         Release Date: Immediate
                  Chief Financial Officer
                  (708) 757-2803


           CFC INTERNATIONAL, INC. REPORTS 2005 SECOND QUARTER RESULTS
           -----------------------------------------------------------

- Net sales increased to $22.2 million for the second quarter of 2005, up 14.8% from $19.4 million for the second quarter in 2004. Net sales for the first half of 2005 were up 12.5% to $45.2 million, up from $40.1 million for the same period last year.

- Fully diluted earnings per share increased to $0.43 per share for the six months ended June 30, 2005, up from $0.39 per share for the six months ended June 30, 2004.

     Chicago Heights, Illinois, August 15, 2005 - Worldwide holographic and specialty coated film manufacturer, CFC International, Inc. (Nasdaq: CFCI), today reported results for the second quarter of 2005. Net sales for the second quarter 2005 increased 14.8% to $22.2 million, compared to $19.4 million in the second quarter of 2004. This increase in sales is due to growth on a worldwide basis of the Company's printed pattern products and pharmaceutical products, and strong domestic holographic sales, resulting from the introduction of a new holographic security product used on transaction cards.

     Net income decreased 12.2% to $498,000, or $0.11 cents per share on a fully diluted basis for the second quarter of 2005, compared to $567,000 or $0.13 cents per share on a fully diluted basis, in the second quarter of 2004. The Company incurred a foreign currency exchange loss of $488,000 ($314,000 net of income taxes) due to the decline in the value of the Euro to the dollar compared with the preceding quarter end, and transaction expenses in connection with the possible sale of the Company of $434,000 ($279,000 net of income taxes).

     The Company reports that net income excluding the negative currency translation and transaction fees incurred in connection with the possible sale of the Company, would have increased 132.9% to $1.2 million or $0.25 cents per share on a fully diluted basis for the second quarter of 2005, compared to $567,000 or $0.13 cents per share on a fully diluted basis for the second quarter of 2004.

     "In the second quarter of 2005, CFC once again delivered solid sales growth," said Greg Jehlik, CFC's Chief Executive Officer and President. "Our second quarter results reflect increased sales in our long-standing markets, that we are focused on our strategic initiatives and that we are well-positioned to leverage future opportunities with new products such as our recently launched HoloLam Plus(TM) for the transaction card industry."

                                   -- more --

     Sales for the first half of 2005 totaled $45.2 million, an increase of 12.5% from $40.2 million for the same period last year. Sales for the first half of 2005 were positively affected by increased sales of the Company's printed pattern products and pharmaceutical products on a worldwide basis, and strong domestic holographic sales, resulting from the introduction of a new holographic security product used on transaction cards.

     Net income for the first half of 2005 increased 16.1% to $2.0 million, or $0.43 per share on a fully diluted basis, compared to net income of $1.7 million or $0.39 per share on a fully diluted basis for the first half of 2004. Net income in 2005 was adversely affected by the decline of the Euro from the end of last year, resulting in foreign currency exchange loss of $765,000 ($492,000 net of income taxes), and transaction expenses in connection with the possible sale of the Company in the amount of $434,000 ($279,000 net of income taxes).

     Net income for the first half of 2005, without the negative currency translation and transaction expenses would have increased 60.8% to $2.8 million, or $0.60 per share on a fully diluted basis compared to net income of $1.7 million, or $0.39 per share on a fully diluted basis, for the six months ended June 30, 2004.

     "We are very pleased with the positive results that we have delivered for the first half of 2005," said Roger Hruby, CFC's Chairman. "We achieved increases in both total net income and net sales for the first half of 2005, as compared to the same period a year ago, and we are well positioned to continue to deliver profit growth and strong sales as we move into the second half of 2005."

     The Company also announced today that the letter of intent with Audax Group of the proposed acquisition of CFC has been terminated. Roger F. Hruby, CFC's Chairman, said, "As our negotiations with Audax progressed, it became clear that we would be unable to complete an agreement at this time that our Board could recommend to our shareholders, and accordingly we and they agreed to terminate the letter of intent. As we move forward, we will continue to pursue and evaluate all strategic alternatives."

Recent Developments

     The Company will be exhibiting at the Pack Expo 2005 Show at the Las Vegas Convention Center in Las Vegas, Nevada in Booth #9123 on September 26-28, 2005 where it will feature its holographic packaging and holographic security and authentication solutions.

     Headquartered in Chicago Heights, Illinois, CFC International is a market leader in the design, manufacture and marketing of holographics and specialty functional coatings that add value to a wide variety of industrial and consumer products. The Company operates facilities in Chicago Heights and Countryside, Illinois; London, England; and Goppingen, Germany.

     A condensed consolidated balance sheet and statement of operations is attached.


                                      # # #

     Statements made in this press release, including those relating to expectations of future sales, net income and operating costs reductions, estimations of the market size for certain of the company's products or the company's share of those markets and expectations of increased sales attributable to various product lines, are forward looking and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, continued unfavorable economic conditions may impact market growth trends or otherwise impact the demand for the company's products and services; competition from existing and new competitors and producers of alternative products will impact the company's ability to penetrate or expand its presence in new or growing markets; uncertainties relating to the company's ability to develop and distribute new proprietary products to respond to market needs in a timely manner may impact the company's ability to exploit new or growing markets; the company's ability to successfully identify and implement productivity improvements and cost reduction initiatives may impact profitability; and risks inherent in international operations, including possible economic, political or monetary instability, may impact the level and profitability of the company's foreign sales. In addition to the factors set forth in this release, the economic, competitive, governmental, technological and other factors identified in the company's filings with the Securities and Exchange Commission, could affect the forward looking statements contained in this press release. We have no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of anticipated events.

     You may access additional information, including our filings with the Securities and Exchange Commission and previous press releases by visiting CFC International's Internet homepage at www.cfcintl.com.

CFC INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except                    Three Months Ended    Six Months Ended
earnings per share and                         June 30,             June 30,
operating income percentage)             ------------------    ----------------
                                            2005      2004      2005      2004
                                            ----      ----      ----      ----

Net sales ............................... $22,228   $19,355   $45,216   $40,179
                                          -------   -------   -------   -------
Cost of goods
  (excluding depreciation
  and amortization shown below) .........  14,549    13,063    28,952    26,087
Operating expenses ......................   4,550     4,419     9,176     8,853
Depreciation and amortization ...........   1,169     1,016     2,344     2,355
Transaction expenses ....................     434        --       434        --
                                          -------   -------   -------   -------
Operating income ........................   1,526       857     4,310     2,884
   Operating income % ...................       7%        4%        9%        7%
Interest expense ........................     269       288       548       586
Interest income .........................      (4)       --        (9)       (1)
Interest rate swap valuation
  (benefit) provision ...................      34      (163)      (32)      (96)
Rental (income), net ....................     (35)      (40)      (68)      (68)
Foreign currency exchange
  loss (gain) ...........................     488       (52)      765       (27)
                                          -------   -------   -------   -------

Income before income taxes ..............     774       824     3,106     2,490

Provision for income taxes ..............     276       257     1,108       768
                                          -------   -------   -------   -------
Net income .............................. $   498   $   567   $ 1,998   $ 1,722
                                          =======   =======   =======   =======

Diluted weighted average number
  of shares outstanding .................   4,634     4,514     4,629     4,503
Diluted earnings per share .............. $  0.11   $  0.13   $  0.43   $  0.39

Adjusted earnings before interest, taxes,
  depreciation and amortization (Note 1)  $ 3,129   $ 1,873   $ 7,088   $ 5,239

SUMMARY OF INTERNATIONAL SALES

(In thousands, except                    Three Months Ended    Six Months Ended
international sales percentage)                June 30,            June 30,
                                         ------------------    ----------------
                                            2005      2004      2005      2004
                                            ----      ----      ----      ----

International sales ($)                   $10,091   $ 9,364   $20,720   $19,333

International sales (%)                        45%       48%       46%       48%

NOTE 1: The Company believes earnings before interest, taxes, depreciation and amortization and other items (adjusted EBITDA) is an appropriate measurement for its business because its enterprise value is more closely aligned with this measurement and because of the continual investment the Company makes in long-lived assets. Adjusted EBITDA should not necessarily be considered as an alternative to net income or cash flows from operating activities which are determined in accordance with Generally Accepted Accounting Principles as an indicator of operating performance or as a measure of liquidity. The table that follows reconciles net income to adjusted EBITDA as defined:

                                     Three Months Ended    Six Months Ended
                                          June 30,             June 30,
                                     ------------------    ----------------
(In thousands)                       2005        2004      2005       2004
                                     ----        ----      ----       ----

   Net income ..................   $   498    $   567    $ 1,998    $ 1,722

   Add back (subtract):
   Transaction expenses ........       434         --        434         --
   Income taxes ................       276        257      1,108        768
   Interest expense ............       269        288        548        586
   Interest income .............        (4)        --         (9)        (1)
   Interest rate swap valuation
     (benefit) provision .......        34       (163)       (32)       (96)
   Rental (income), net ........       (35)       (40)       (68)       (68)
   Foreign currency exchange
     loss (gain) ...............       488        (52)       765        (27)
   Depreciation and amortization     1,169      1,016      2,344      2,355
                                   -------    -------    -------    -------
   Adjusted EBITDA .............   $ 3,129    $ 1,873    $ 7,088    $ 5,239
                                   =======    =======    =======    =======

                             CFC INTERNATIONAL, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS AT
                       JUNE 30, 2005 AND DECEMBER 31, 2004


                                                    June 30,     December 31,
                                                     2005           2004
                                                     ----           ----

ASSETS
    Cash and cash equivalents ..................   $ 4,205,555   $ 4,554,699
    Restricted cash ............................       306,579       306,271
    Accounts receivable, less allowance
      for doubtful accounts ....................    12,400,167    12,547,380
    Inventories ................................    17,204,649    17,709,138
    Other current assets .......................     1,306,868     1,389,790
                                                   -----------   -----------
      Total current assets .....................    35,423,818    36,507,278
                                                   -----------   -----------
                                                                 -----------
    Property, plant and equipment, net .........    26,511,532    28,602,311
    Deferred income taxes ......................     3,517,612     3,528,686
    Intangible assets, net .....................     2,274,730     2,393,466
    Other assets ...............................       251,852       266,806
    Goodwill ...................................     1,029,462     1,029,462
    Fair value of interest rate swap ...........        71,139        39,553
                                                   -----------   -----------
    Total assets ...............................   $69,080,145   $72,367,562
                                                   ===========   ===========
                                                                 ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current portion of long-term debt ..........   $ 5,000,387   $ 5,625,085
    Accounts payable and accrued expenses ......    12,353,967    15,314,782
                                                   -----------   -----------
      Total current liabilities ................    17,354,354    20,939,867
                                                   -----------   -----------
                                                                 -----------
    Deferred income taxes ......................     3,221,756     3,229,584
    Long-term debt .............................    14,093,068    15,698,791
                                                   -----------   -----------
      Total liabilities ........................    34,669,178    39,868,242
                                                   -----------   -----------
    Stockholders' equity .......................    34,410,967    32,499,320
                                                   -----------   -----------
      Total liabilities and stockholders' equity   $69,080,145   $72,367,562
                                                   ===========   ===========